CONSENT OF INDEPENDENT REGISTERED PUBLIC ACCOUNTING FIRM

We consent to the reference to our firm under the captions "Financial Highlights" in the Prospectuses and "Counsel and Independent Registered Public Accounting Firm" in the Statement of Additional Information and to the incorporation by reference in this Registration Statement (Form N-1A Nos. 333-100610 and 811-21236) of our reports dated November 25, 2014 on the financial statements and financial highlights of Dreyfus International Equity Fund and Dreyfus Small Cap Equity Fund (two of the series comprising Dreyfus Stock Funds) (the “Funds”) included in each Fund’s annual report for the fiscal year ended September 30, 2014.

                                                                                                /s/ ERNST & YOUNG LLP

New York, New York

January 26, 2015